EXHIBIT 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made this 21st day of July, 2010 by and between Discovery Communications, LLC (“Company”) and Bruce Campbell (“Executive”), superseding the agreement between the parties dated April 2, 2008.

As a condition to and in consideration of the mutual promises and covenants set forth in this Agreement, Company hereby offers Executive and Executive hereby accepts continued employment upon the terms and conditions set forth herein.

I.	DUTIES, ACCEPTANCE, LOCATION

A.	Company hereby employs Executive to render exclusive and full-time services as Chief Development Officer, General Counsel, and Corporate Secretary, upon the terms and conditions set forth herein. Executive’s assumption of the offices of General Counsel and Secretary shall be contingent upon the approval of the Board and based on the timing approved by the Board. Executive’s duties shall be consistent with his title and as otherwise directed by Company. Executive shall be based at the Company’s offices in New York.

B.	Company reserves the right to change the individual to whom/which Executive reports, provided that Executive continues to report to the Chief Executive Officer of the Company.

C.	Executive hereby accepts such employment and agrees to render the services described above. Throughout his employment with Company, Executive agrees to serve Company faithfully and to the best of his ability, and to devote his full business time and energy to perform the duties arising under this Agreement in a professional manner that does not discredit, but furthers the interests of Company.

II.	TERM OF EMPLOYMENT

A.	Subject to Section IV, Executive’s term of employment under this Agreement shall be for four (4) years beginning on August 2, 2010 and ending on August 1, 2014 (“Term of Employment”).

B.	Company shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term. If Company wishes to exercise its option to enter negotiations with Executive to renew this Agreement, it will give Executive written notice of its intent to enter such negotiations to renew not later than ninety (90) days prior to the end of the Term of Employment. The Term of Employment may not, however, be extended unless by mutual agreement of the Company and Executive as to all of the material terms and conditions of the extension. In the event the parties do not enter into an agreement to extend this Agreement for an additional term, this Agreement shall expire and the Term of Employment shall end on August 1, 2014; provided, however, that if the Company elects not to renew this Agreement, Executive shall be eligible for a severance payment pursuant to Section IV(D)(2) herein in connection with his Separation from Service at the end of the Term of Employment (and assuming that he was willing and able to extend the term).

III.	COMPENSATION

A.	Base Salary. Company agrees to provide Executive with an annual base salary of $1,000,000. Beginning August 2, 2010, this sum will be paid over the course of twelve months, in increments paid on regular Company paydays, less such sums as the law requires Company to deduct or withhold. Executive will not be eligible for a salary increase in 2011. Beginning in 2012, Executive’s future salary increases will be reviewed and decided in accordance with Company’s standard practices and procedures, provided that his salary will increase by no less than the annual merit increase budget for the United States, and in no event will it be reduced.

B.	Bonus/Incentive Payment. In addition to the base salary paid to Executive pursuant to Section III(A), each fiscal year during the Term of Employment, Executive shall be eligible for an annual target level incentive payment of Ninety Percent (90%) of his base salary. The portion of the incentive payment to be received by Executive will be determined in accordance with the applicable incentive or bonus plan in effect at that time and will be paid in accordance with the applicable incentive or bonus plan.

C.	Benefits. Executive shall be entitled to participate in and to receive any and all benefits generally available to executives at Executive’s level in the Company in accordance with the terms and conditions of the applicable plan or arrangement.

D.

Equity Program. Executive will be recommended for a long-term incentive equity award of performance-based Restricted Stock Units (“PRSUs”) under the Discovery Communications, Inc. 2005 Incentive Plan (the “Stock Plan”) within 60 days after Executive’s execution of this Agreement. The award, which is subject to approval by the Equity Compensation Subcommittee of the Compensation Committee, will be based on a target award value of FOUR HUNDRED THOUSAND DOLLARS ($400,000), with the number of PRSUs to be based on the target value divided by the fair market value of a share of Series A common stock of Discovery Communications, Inc. on the date of grant. The award will be subject to the terms and conditions of the Stock Plan and the implementing award agreement. Executive will be considered for future equity awards in accordance with the Company’s standard practices and procedures for awards to senior executives. The Company represents that the Compensation Committee of the Board has reviewed and approved the terms of this Agreement, including the target award value of $400,000 provided in this Section.

IV.	TERMINATION OF EMPLOYMENT AND AGREEMENT

A.	Death. If Executive should die during the Term of Employment, this Agreement will terminate. No further amounts or benefits shall be payable except earned but unpaid base salary, accrued but unused vacation, a prorated portion of Executive’s then-current annual bonus target for that calendar year based on the amount time Executive was employed during the calendar year, and those benefits that may vest in accordance with the controlling documents for other relevant Company benefits programs, which shall be paid in accordance with the terms of such other Company benefit programs, including the terms governing the time and manner of payment. Executive’s outstanding equity awards, including under the Stock Plan and Discovery Appreciation Plan (“DAP”), shall be treated in accordance with the applicable plan documents and implementing award agreements.

B.

Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I (A) and (C) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to the Executive, Company may terminate this Agreement and Executive shall receive his earned but unpaid base salary, accrued but unused vacation, a prorated portion of Executive’s then-current annual bonus target for that calendar year based on the amount time Executive was employed during the calendar year, and those benefits that may vest in accordance with the controlling documents for other relevant Company benefits programs, which shall be paid in accordance with the terms of such other Company benefit programs, including the terms governing the time and manner of payment. Executive’s outstanding equity awards, including under the Stock Plan and Discovery Appreciation Plan (“DAP”), shall be treated in accordance with the applicable plan documents and implementing award agreements. Notwithstanding the foregoing, Executive’s employment shall terminate upon Executive incurring a “separation from service” under the medical leave rules of Section 409A. In that case, no further amounts or benefits shall be payable to Executive, except that until (i) he is no longer disabled or (ii) he becomes 65 years old — whichever happens first — Executive may be entitled to receive continued coverage under the relevant medical or disability plans to the extent permitted by such plans and to the extent such benefits continue to be provided to the

Company executives at Executive’s level in the Company generally, provided that in the case of any continued coverage under one or more of Company’s medical plans, if Company determines that the provision of continued medical coverage at Company’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or his dependents because such benefits are provided by a self-insured basis by Company, then Executive shall be obligated to pay the full monthly COBRA or similar premium for such coverage. In such event, the Company shall pay Executive, in a lump sum, an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the Term of Employment.

C.	Termination for Cause.

1.	Company may terminate Executive’s employment and this Agreement for Cause by written notice. Cause shall mean under this paragraph: i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Executive’s employment with the Company; iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company’s Code of Business Conduct and Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; or (vii) willful misconduct in connection with the performance of Executive’s duties.

2.	In the event that Executive materially neglects his duties under Sections I(A) or (C) hereof or engages in other conduct that constitutes a breach by Executive of this Agreement (collectively “Breach”), Company shall so notify Executive in writing. Executive will be afforded a one-time-only opportunity to cure the noted Breach within thirty (30) days from receipt of this notice. If no cure is achieved within this time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, Company may terminate this Agreement by written notice to Executive.

3.	Any termination of employment pursuant to Sections IV(C)(1) or Section IV(C)(2) hereof shall be considered a termination of Executive’s employment for “Cause” and upon such termination, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing Company plan(s), (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. “Cause” as used any such Company plan shall be deemed to mean solely the commission of the acts described in Sections IV(C)(1) or Section IV(C)(2) hereof (after giving effect to the cure opportunity described therein).

D.	Termination Of Agreement By Executive for Good Reason/Termination of Agreement by Company Not for Cause.

1.	Company may terminate Executive’s employment and this Agreement not for Cause (as “Cause” is defined above), and Executive may terminate his employment and this Agreement for “Good Reason” as defined herein. “Good Reason” for purposes of this Agreement shall only mean the occurrence of any of the following events without Executive’s consent: (a) a material reduction in Executive’s duties or responsibilities; (b) Company’s material change in the location of the Company office where Executive works (i.e. relocation to a location outside the New York metropolitan area), (c) a material breach of this Agreement by the Company, or (d) a change in the position to which the Executive reports (other than a change to reporting to any or all of the CEO, the Chairman, and the Board of Directors) if such other position constitutes a material diminution in the authority, duties, or responsibilities of the Executive’s supervisor; provided however, that Executive must provide the Company with written notice of the existence of the change constituting Good Reason within sixty (60) days of any such event having occurred, and allow the Company thirty (30) days to cure the same. Executive waives any entitlement to Good Reasons not contained in the foregoing list. If Company so cures the change, Executive shall not have a basis for terminating his/her employment for Good Reason with respect to such cured change. In addition, in the event a change occurs that triggers Executive’s right to terminate this Agreement for Good Reason, Executive must exercise his right in writing to terminate this Agreement for Good Reason within sixty (60) days of the effective date of the applicable change or upon the change becoming known to him or such right shall be deemed waived.

2.

If Company terminates Executive’s employment and this Agreement not for Cause, if Executive terminates his employment and this Agreement for Good Reason, or if Executive’s employment is terminated because the Company elects not to renew this Agreement as set forth in Section II(B), in any case other than under Section IV.A or IV.B, then the Company shall pay Executive his earned but unpaid base salary, accrued but unused vacation, and those benefits that may vest in accordance with the controlling documents for other relevant Company benefits programs, which shall be paid in accordance with the terms of such other Company benefit programs, including the terms governing the time and manner of payment. Executive’s outstanding equity awards, including under the Stock Plan and Discovery Appreciation Plan (“DAP”), shall be treated in accordance with the applicable plan documents and implementing award agreements. In addition, the following payments (“Severance Payment”) will be made:

(a) Consistent with the Company’s normal payroll practices, within thirty (30) days following the last day of the Release Deadline (as defined below, and subject to the timing requirements of Section VIII(G)(4)(b)), Company will pay Executive a lump sum amount equal to the greater of (i) Executive’s annual base salary, and (ii) Executive’s base salary for the balance of the Term of Employment.

(b) Executive will be paid his full, unprorated bonus under the Company’s incentive or bonus plan for the year in which the termination occurs. The bonus/incentive payment portion of the Severance Payment will be paid in the year following the calendar year in which the termination occurs on the date that Company pays bonuses/incentive payments to its other executives at Executive’s level in the Company. The amount paid will be subject to normal adjustments in accordance with the applicable bonus plan.

(c) In addition, in the event of a termination not for Cause, termination for Good Reason, or termination for non-renewal as set forth in Section II(B), any unvested units under the Discovery Appreciation Plan will be deemed vested and paid out using the 20-day trading average specified by the DAP, based on the later of (i) Executive’s last day of employment, and (ii) March 18, 2011 (but in no event shall the valuation date be later than the applicable maturity date). The units will be paid out within 60 days after the applicable valuation date, unless subject to delay in payment under Section VIII(G), below.

(d) The Company shall reimburse Executive for up to 18 months of continued health coverage (medical, dental, and vision) under the applicable Company medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), should Executive be eligible for and elect COBRA. These reimbursements shall be subject to required withholdings. In the event the balance of Term of Employment is greater than 18 months, the Company shall pay Executive at the end of the 18-month period an amount equivalent to the then-current COBRA premium for the number additional months remaining in the Term of Employment. If Company determines in good faith that reimbursement of the cost of continued medical coverage at Company’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or his dependents because such benefits are provided by a self-insured basis by Company, then Executive shall be obligated to pay the full monthly COBRA or similar premium for such coverage. In such event, the Company shall pay Executive, in a lump sum, an amount equivalent to the monthly premium for COBRA coverage for the remaining balance of the Term of Employment.

3.	No Severance Payment will be made if Executive fails to sign a release in the form provided by the Company, substantially in the form attached to this Agreement. Such release must be executed and become effective within the sixty (60) calendar day period following the date of Executive’s “separation from service” within the meaning of Section 409A (the last day of such period being the “Release Deadline”). No Severance Payment will be made if Executive violates the provisions of Section VI hereof, in which case all Severance Payment shall cease, and those already made shall be forfeited.

4.	Company agrees that if, at the time Executive is terminated not for Cause, or Executive terminates his employment for Good Reason, Company has a standard severance policy in effect that would be applicable in the absence of this Agreement (i.e., applicable to the circumstances surrounding the termination) and that would result in Executive’s receiving a sum greater than this Severance Payment, Executive will receive whichever is the greater of these two payments; provided, that if (i) the standard severance policy would provide for a sum greater than the Severance Payment, and (ii) the payment schedule under the Severance Policy is different from the payment schedules for the Severance Payment and would result in an impermissible acceleration or delay in payment in violation of the time and manner of payment requirements of Section 409A, then the payment schedule provided in the Company’s standard severance policy shall only apply to the portion of the amount payable under the standard severance policy that exceeds the Severance Payment.

5.	If Executive terminates this Agreement before the Term of Employment has expired for a reason other than those stated in Section IV(D)(1) hereof, it will be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which Company may have as a result of such breach, he will forfeit all right and obligations to be compensated for any remaining portion of his annualized base salary, Severance Payment, bonus/incentive payment that may otherwise be due under this Agreement, pursuant to other Company plans or policies, or otherwise, except as may be required by law.

E.	Right To Offset. In the event that Executive secures employment or any consulting or contractor or business arrangement for services he performs during the period that any payment from Company is continuing under Section IV(D) hereof, Executive shall have the obligation to timely notify Company of the source and amount of payment (“Offset Income”). To the fullest extent permitted by law, Company shall have the right to reduce any then unpaid portions of compensation it would otherwise have to pay Executive by the Offset Income, and it shall be treated as Executive’s waiver of any right to such compensation. Executive shall pay to the Company the excess of the payments made under Section IV(D) and any Offset Income within 60 days of a written demand from the Company for the same. Executive acknowledges and agrees that any deferred compensation for his services from another source that are performed while receiving Severance Payment from Company, will be treated as Offset Income (regardless of when Executive chooses to receive such compensation). Executive agrees that timely failure to provide such notice or to respond to inquiries from Company regarding any such Offset Income shall be deemed a material breach of this Agreement. Executive also agrees that Company shall have the right to inquire of third party individuals and entities regarding potential Offset Income and to inform such parties of Company’s right of offset under this Agreement with Executive. Accordingly, Executive agrees that no Severance Payment from Company will be made until or unless this breach is cured and that all payments from Company already made to Executive, during the time he failed to disclose his Offset Income, shall be forfeited and must be returned to Company upon its demand. Any offsets made by the Company pursuant to this Section IV(F) shall be made at the same time and in the same amount as a Severance Payment amount is otherwise payable (applying the Offset Income to the Company’s payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment installment.

F.	Mitigation. In the event of termination of employment pursuant to Section IV(D) herein, and during the period that any payment from Company is continuing or due under Section IV(D), Executive shall be under a continuing obligation to seek other employment, including taking all reasonable steps to identify and apply for any comparable, available jobs for which Executive is qualified. At the Company’s request, Executive may be required to furnish to the Company proof that Executive has engaged in efforts consistent with this paragraph, and Executive agrees to comply with any such request. Executive further agrees that the Company may follow up with reasonable inquiries to third parties to confirm Executive’s mitigation efforts. Should the Company determine in good faith that Executive failed to take reasonable steps to secure alternative employment consistent with this paragraph, the Company shall be entitled to cease any payments due to Executive pursuant to Section IV(D)(2).

V.	CONFIDENTIAL INFORMATION

A.	Executive acknowledges his fiduciary duty to Company. As a condition of employment, Executive agrees to protect and hold in a fiduciary capacity for the benefit of Company all confidential information, knowledge or data and, without limitation, all trade secrets relating to Company or any of its subsidiaries, and their respective businesses, (i) obtained by the Executive during his employment by Company or otherwise and (ii) that is not otherwise publicly known (other than by reason of an unauthorized act by the Executive). After termination of the Executive’s employment with Company, Executive shall not communicate or divulge any such information, knowledge or data to anyone other than Company and those designated by it, without the prior written consent of Company.

B.	In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to Company, whether confidential or not, Executive agrees to provide Company with written notice of this subpoena or order so that Company may timely move to quash if appropriate.

C.	Executive also agrees to cooperate with Company in any legal action for which his participation is needed. Company agrees to try to schedule all such meetings so that they do not unduly interfere with Executive’s pursuits after he is no longer in Company’s employ.

VI.	RESTRICTIVE COVENANTS

A.	Executive covenants that if he is terminated for Cause pursuant to Section IV(C) hereof or terminates his employment for other than Good Reason as set forth in Section IV(D)(1) hereof, for a period of twelve (12) months after the conclusion of Executive’s employment with Company, he will not perform any work on, related to, or respecting nonfiction television programming or engage in any activities on behalf of any company or any entity related to nonfiction television programming services for distribution to cable, satellite and/or other multi-channel distribution platforms (any such company or entity, a “Competitor”). Executive agrees that this Section VI(A) is a material part of this Agreement, breach of which will cause Company irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws.

B.	If Executive is terminated not for Cause, or terminates his employment for Good Reason, pursuant to Section IV(D)(1) hereof, before expiration of the Term of Employment, Executive will be released prospectively from the covenant not to compete in Section VI(A) hereof.

C.	If Executive works for Company through the end of the Term of Employment and separates as of the end of the Term of Employment, Company agrees that Executive will be released from the covenant not to compete in Section VI(A) hereof.

D.	During his employment and upon termination of Executive’s employment with Company, regardless of the reason for the termination, Executive covenants that for a period of twelve (12) months, he will not directly solicit any employees of Company or its subsidiary and affiliated companies to leave their employment nor directly or indirectly aid in the solicitation of such employees.

E.	During the period Executive is employed by Company, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional nature to any other business entity or organization, regardless of whether Executive is compensated for these services. The only exception to this provision is if Executive obtains the prior written consent of Company’s President and Chief Executive Officer. The activities reflected on Exhibit A have been approved.

F.	Throughout the period that Executive is an employee of Company, Executive agrees to disclose to Company any direct investments (i.e., an investment in which Executive has made the decision to invest in a particular company) he has in a company that is Company’s Competitor or that Company is doing business with during the Term of Employment (“Business Partner”), if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning five percent or more of such a Competitor or Business Partner. This Section VI(F) shall not prohibit Executive, however, from making passive investments (i.e., where Executive does not make the decision to invest in a particular company, even if those mutual funds, in turn, invest in such a Competitor or Business Partner). Regardless of the nature of Executive’s investments, Executive herein agrees that his investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement.

G.	In the event that Executive violates any provision of this Section VI, and, in the case of a violation while Executive is an active employee, Executive fails to cure such violation within thirty (30) days after written notice from the Company of the same, in addition to any injunctive relief and damages to which Executive acknowledges Company would be entitled, all future Severance Payments to Executive, if any, shall cease, and those already made will be forfeited.

H.	Nothing in this Section VI will restrict Executive from the right to practice law following the termination of his employment with the Company.

VII.	ARBITRATION

A.	Submission To Arbitration. Company and Executive agree to submit to arbitration all claims, disputes, issues or controversies between Company and Executive or between Executive and other employees of Company or its subsidiaries or affiliates (collectively “Claims”) directly or indirectly relating to or arising out of Executive’s employment with Company or the termination of such employment including, but not limited to Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, any Claim arising out of this Agreement, and any similar federal, state or local law, statute, regulation or common law doctrine.

B.	Use Of AAA. Choice of Law. All Claims for arbitration shall be presented to the American Arbitration Association (“AAA”) in accordance with its applicable rules. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in Maryland, without regard to conflict of law principles. Any arbitration, pursuant to this Agreement, shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.

C.	Binding Effect. Arbitration will be binding and will afford parties the same options for damage awards as would be available in court. Executive and Company agree that discovery will be allowed and all discovery disputes will be decided exclusively by arbitration.

D.	Damages and Costs. Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of the Executive if money damages are insufficient. The parties shall share equally in all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof.

VIII.	CONTROLLING LAW AND ADDITIONAL COVENANTS

A.	The validity and construction of this Agreement or any of its provisions shall be determined under the laws of Maryland. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions.

B.	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated.

C.	Executive expressly acknowledges that Company has advised Executive to consult with independent legal counsel of his choosing to review and explain to Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement.

D.	This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

E.	Any modifications to this Agreement will be effective only if in writing and signed by the party to be charged.

F.	Any payments to be made by Company hereunder shall be made subject to applicable law, including required deductions and withholdings.

G.	Section 409A of the Code.

1.	It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

2.	If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

3.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

4.	If Executive is deemed on the date of termination of his employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

a.	With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and

b.	On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII(G)(4) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section VIII(G)(4) shall be made to Executive. Executive acknowledges that the lump-sum portion of the Severance Payment will be subject to this delay and the other components may be subject to delay.

5.	With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

6.	Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

H.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. The rights or obligations under this Agreement may be not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

I.	This Agreement may be executed with electronic signatures, in any number of counterparts, as shall subsequently be executed with actual signatures. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent.

J.	All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address, facsimile number or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage-prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, (c) faxed to such party, or (d) sent by electronic email. Any notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed. Until further notice given in according with the foregoing, the respective addresses and email addresses for the parties are as follows:

If to Company:

Discovery Communications, LLC

One Discovery Place

Silver Spring, MD 20910-3354

Attention: Adria Alpert Romm

Email: Adria_Alpert-Romm@discovery.com

If to Executive

To the most recent address in the personnel records of the Company

In witness whereof, the parties have caused this Agreement to be duly executed as set forth below.

______________________
Executive	Date

______________________
Discovery Communications, LLC	Date

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Release”) is entered into by and between Discovery Communications, LLC (“Company”) and                          (“Executive”) to resolve any and all disputes concerning his employment with Company and his separation from employment on                         . Accordingly, in exchange for the consideration and mutual promises set forth herein, the parties do hereby agree as follows:

1. Effective close of business                         , Executive’s employment with Company will terminate, and all salary continuation and benefits will cease other than those to which Executive is entitled in consideration for this Release as set forth in Executive’s Employment Agreement with Company (“Agreement”), which is incorporated by reference, and as a matter of law (e.g., COBRA benefits).

2. In consideration for Executive’s executing this Release of any and all legal claims he might have against the Discovery Parties (as defined below), and the undertakings described herein, and to facilitate his transition to other employment, Company agrees to provide Executive with the consideration detailed in Section IV(D) (“Severance Payment”) of the Agreement.

3. Neither Company nor Executive admits any wrongdoing of any kind, and both agree that neither they nor anyone acting on their behalf will disclose this Release, or its terms and conditions. Notwithstanding the foregoing, Executive is not barred from disclosing this Release to his legal, financial and personal advisors or to those persons essential for Executive to (a) implement or enforce his rights under this Release and the Agreement in which the Release is incorporated; (b) defend himself in a lawsuit, investigation or administrative proceeding; (c) file tax returns; or (d) advise a prospective employer, business partner or insurer of the contractual restrictions on his post-Company employment.

4. In exchange for the undertakings by Company described in the above paragraphs:

a. Executive, for himself, his heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge Company, its subsidiaries, affiliates and related entities, as well as all of their respective officers, shareholders, shareholder representatives, directors, members, partners, trustees, employees, attorneys, representatives and agents (collectively, the “Discovery Parties”), from any and all claims, demands, actions, causes of action, liabilities, obligations, covenants, contracts, promises, agreements, controversies, costs, expenses, debts, dues, or attorneys’ fees of every name and nature, whether known or unknown, without limitation, at law, in equity or administrative, against the Discovery Parties that he may have had, now has or may have against the Discovery Parties by reason of any matter or thing arising from the beginning of the world to the day and date of this Release, including any claim relating to the termination of his employment with any Discovery Party. Those claims, demands, liabilities and obligations from which Executive releases the Discovery Parties include, but are not limited to, any claim, demand or action, known or unknown, arising out of any transaction, act or omission related to Executive’s employment by any Discovery Party and Executive’s separation from such employment, sounding in tort or contract and/or any cause of action arising under federal, state or local statute or ordinance or common law, including, but not limited to, the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Maryland Human Rights Act, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time and any claims to have been or to be considered as a “whistleblower” or other protected person under Federal or state law, including Section 806 of the Corporate and Criminal Fraud Accountability Act. The foregoing shall, in accordance with applicable law, not prohibit or prevent Executive from filing a charge with the United States Equal Employment Opportunity Commission (“EEOC”) and/or any state or local agency equivalent, and/or prohibit or prevent Executive from participating in any investigation of any charge filed by others, albeit that he understands and agrees that he shall not be entitled to seek monetary compensation for himself from the filing and/or participation in any such charge.

b. Executive expressly acknowledges that his attorney has advised him regarding, and he is familiar with the fact that certain state statutes provide that general releases do not extend to claims that the releasor does not know or suspect to exist in his favor at the time he executes such a release, which if known to him may have materially affected his execution of the release. Being aware of such statutes, Executive hereby expressly waives and relinquishes any rights or benefits he may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect, and hereby acknowledges that no claim or cause of action against any Discovery Party shall be deemed to be outside the scope of this Release whether mentioned herein or not. Executive also specifically knowingly waives the provisions of Section 1542 of the Civil Code of the State of California, which reads: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Notwithstanding the provisions of Civil Code Section 1542 stated above and for the purpose of implementing a full and complete release and discharge of the Discovery Parties, Executive expressly acknowledges that this Agreement is specifically intended to include in its effect all claims that he does not know or suspect to exist in his favor at the time he signs this Agreement.

c. Executive hereby acknowledges that he is executing this Release pursuant to the Agreement, and that the consideration to be provided to Executive pursuant to Section IV(D) of the Agreement is in addition to what he would have been entitled to receive in the absence of this Release. Executive hereby acknowledges that he is executing this Release voluntarily and with full knowledge of all relevant information and any and all rights he may have. Executive hereby acknowledges that he has been advised to consult with an independent attorney of his own choosing in connection with this Release to explain to him the legal effect of the terms and conditions of this Release and that Executive has consulted such an attorney for such purpose. Executive acknowledges that he has read this Release in its entirety. Executive further states that he fully understands the terms of this Release and that the only promises made to him in return for signing this Release are stated herein and in the Agreement in which this Release is incorporated.

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Executive hereby acknowledges that he is voluntarily and knowingly agreeing to the terms and conditions of this Release without any threats, coercion or duress, whether economic or otherwise, and that Executive agrees to be bound by the terms of this Release. Executive acknowledges that he has been given at least twenty-one (21) days to consider this Release, and that if Executive is age forty (40) or over, Executive understands that he has seven (7) days following his execution of this Release in which to revoke his agreement to comply with this Release by providing written notice of revocation to the Senior Executive Vice President of Human Resources of the Company. [Alternative consideration periods to be inserted if group termination.]

d. Executive further hereby covenants and agrees that this General Release shall be binding in all respects upon himself, his heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of Company, as well as all parents, subsidiaries, affiliates, related entities and representatives of any of the foregoing persons and entities.

e. Executive agrees that he will not disparage any Discovery Parties or make or publish any communication that reflects adversely upon any of them, including communications concerning Company itself and its current or former directors, officers, employees or agents.

5. a. If any provision of this Release is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Release and shall not affect the validity or enforceability of the remaining provisions.

b. This Release shall be interpreted, enforced and governed by the laws of the State of Maryland without regard to the choice of law principles thereof.

IN WITNESS WHEREOF, I have signed this General Release this      day of

                                                     , 201__.

By:

Print Name:

Subscribed and sworn to before me this      day of                     , 201__.

Notary Public
My Commission Expires

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